Exhibit 99.1

Gold Horse Management Targets Four New Real Estate Development Projects with Projected Revenues Exceeding $98 Million

HOHHOT, China, June 14 /PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board:GHII.ob - News) ("Gold Horse" or "the Company"), a diversified China-based construction company that also controls and operates a real estate development business and a hotel and restaurant/banquet facility in Inner Mongolia, announced today that the Company is developing or will develop four real estate development construction projects totaling in excess of $98 million in estimated revenues. These projects are a joint effort between the Company’s construction and real estate business and its construction business serving as the general contractor for the construction of these projects.

Mr. Liankuan Yang, Chairman and CEO of Gold Horse, offered a brief description on each project:

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In December 2009, we began construction of building No. 5 of the Procuratorate Housing Estates (also known as Jian Guan), which consists of a construction area of 5,825 square meters and will consist of approximately 69 units. This project is expected to be completed in August 2010, with estimated revenues of $2.2 million. Currently, we have presold 58 units to individual homebuyers and expect to sell the remaining units prior to its completion.

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In July 2010, we expect to begin the construction of buildings No. 6 of the Procuratorate Housing Estates (Jiari Residential Building), which consists of a construction area of 38,000 square meters and is expected to be completed in October 2011, with estimated revenues of $22 million. We will sell units to individual homebuyers.

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In October 2010, we expect to begin the construction of the Beiyuan Residential Building Project, which is in proximity to Xinchen District Government Building and consists of a construction area of 70,000 square meters with an expected completion date of June 2012, and estimated revenues of $37 million. We will sell units to individual homebuyers.

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In August 2011, we expect to begin the construction of the Jinwu Residential Building Project, which consists of a construction are of 100,000 square meters with an expected completion date of  December 2012, and estimated revenues of $37 million.  We will sell units to individual homebuyers.

“We are quite pleased with our new real estate development projects, and we are confident that Gold Horse remains on track to become one of the most prominent construction and real estate development companies in Inner Mongolia, China.  We are confident that real estate development in Hohhot, Inner Mongolia and its surrounding areas, a third- tier city, will remain strong and will not feel the effects of the slower real estate markets occurring in tier-one cities such as Beijing and Shanghai,” concluded Mr. Yang.

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant/banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Mr. Adam Wasserman, CFO

Phone: +1-800-867-0078 x702

Email: adamw@cfooncall.com